                                                                    EXHIBIT 10.8

                      COLLABORATION AND LICENSE AGREEMENT
                      -----------------------------------

          This Collaboration and License Agreement, dated as of May 30, 1997 (the "AGREEMENT"), is entered into by and between Chiron Corporation, a Delaware corporation ("CHIRON"), and Hyseq, Inc., a Nevada corporation ("HYSEQ").

          A. Hyseq possesses certain patent rights and associated know-how related to methods of sequencing DNA by hybridization and other gene discovery technologies.

          B. Chiron and Hyseq mutually desire to enter into a collaboration (the "COLLABORATION") in which Hyseq will apply its sequencing and other gene discovery technologies to biological materials provided by Chiron.

          C. Chiron will use the results of the Collaboration in the development and commercialization of diagnostic, therapeutic and vaccine products directed towards certain human health care indications.

          D. Simultaneously with the execution of this Agreement, Chiron and Hyseq are entering into a stock purchase agreement (the "STOCK PURCHASE AGREEMENT"), pursuant to which Chiron has agreed to purchase certain equity securities of Hyseq on the terms and subject to the conditions set forth therein.

          NOW, THEREFORE, in consideration of the mutual agreements provided in this Agreement and the Stock Purchase Agreement, Hyseq and Chiron agree as follows:

                                    ARTICLE
                                       1
                                  DEFINITIONS

     The following capitalized terms used herein shall have the respective meanings set forth below.

     1.1  "ADR REQUEST" shall have the meaning set forth in Section 10.3.

     1.2 "AFFILIATE" means a person or entity that directly or indirectly controls, is controlled by or is under common control with, a party to this Agreement. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") means beneficial ownership of fifty percent (50%) or more of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority. Notwithstanding the foregoing, the Affiliates of Chiron expressly exclude Novartis AG ("Novartis"), a Swiss corporation, or any wholly owned subsidiary of Novartis, unless and until such time as Novartis and Chiron may mutually agree upon the terms and conditions upon which Novartis may be deemed an Affiliate of Chiron for the purposes of this Agreement.

* CERTAIN INFORMATION IN THIS AGREEMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     1.3 "ALLOWABLE COSTS" means the fully burdened, fairly allocated internal costs of a party, on a consolidated basis, including reasonable and customary allocations of indirect and overhead expense and charges in the nature of depreciation and amortization of capitalized cost, and out-of-pocket expenses, to the extent incurred in performing the applicable tasks under this Agreement, in each case determined in accordance with generally accepted accounting principles, consistently applied. "Allowable Costs" shall specifically exclude Excluded Costs.

     1.4 "APPLICABLE LAW" means, with respect to a party, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such party or its properties, business or assets.

     1.5 "BANKRUPTCY EVENT" means, with respect to either party, such party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for such person's business, proceedings are instituted against such person under federal or state bankruptcy or insolvency laws that have not been stayed within thirty (30) days, all or substantially all of such person's business or assets become subject to attachment, garnishment or other process, or a court or other governmental authority of competent jurisdiction determines that such person is insolvent.

     1.6 "CHIRON DISCOVERIES" means, collectively, all Novel Chiron Results, all Collaboration Inventions and all Chiron Independent IP.

     1.7 "CHIRON INDEPENDENT IP" means any Patent Rights or other intellectual property that (a) is based on, or is otherwise developed through use of, any Collaboration Invention and/or any Chiron Results, (b) arises pursuant to the efforts of Chiron (or by any third parties who convey such rights to Chiron) outside of the Collaboration, and (c) is not a Collaboration Sequence Patent Right.

     1.8 "CHIRON MATERIALS" means all Libraries and other materials provided by Chiron to Hyseq pursuant to this Agreement, together with (i) any part, progeny, mutant or hybrid thereof, (ii) any nucleic acid or other genetic material therefrom, including any genes, gene sequences and gene sequence information,
(iii) any copy, complement or transcription or expression product thereof, (iv) any biological or other materials identified in, or derived from, any of the foregoing, including small molecule targets, antisense and ribozymes, and (v) any related biological material and associated know-how and data that Chiron provides to Hyseq.

     1.9 "CHIRON PATENT RIGHTS" means all Patent Rights now or hereafter (a) owned by Chiron, (b) controlled by Chiron or (c) licensed in by Chiron with the right to sublicense. Chiron Patent Rights shall include, without limitation, all Downstream Patent Rights.

     1.10 "CHIRON RESULTS" means any DNA sequence or other information generated pursuant to the Collaboration, including without limitation all Signature Analysis Reports, all

Sequence Reports, all unpublished patent applications arising therefrom, and all information included within any of the foregoing.

     1.11  "CLAIMS" shall have the meaning set forth in Section 8.1.

     1.12 "COLLABORATION INVENTION" means any Invention that is made pursuant to the efforts of Chiron and/or Hyseq, or any third parties obligated to assign such Invention to Chiron and/or Hyseq, pursuant to the Collaboration. "Collaboration Inventions" shall not include any Chiron Independent IP or any Hyseq Independent IP.

     1.13 "COLLABORATION SEQUENCE INVENTIONS" means all Inventions in partial nucleic acid sequences and encoded polypeptides and/or full length coding nucleic acid sequences and encoded polypeptides that are (a) made pursuant to the Collaboration, or (b) based on, or were otherwise made through the use of, a Collaboration Invention (whether pursuant to, or outside of, the Collaboration).

     1.14 "COLLABORATION SEQUENCE PATENT RIGHTS" means all Patent Rights arising from Collaboration Sequence Inventions. "Collaboration Sequence Patent Rights" excludes, without limitation, any Downstream Patent Rights.

     1.15  "COLLABORATION TERM" has the meaning set forth in Section 9.1.

     1.16  "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 7.1.

     1.17  "CPR" has the meaning set forth in Section 10.4.

     1.18 "DOWNSTREAM PATENT RIGHTS" means all Patent Rights included within the Chiron Independent IP arising from Inventions further downstream of Hyseq Sequence Inventions and/or Collaboration Sequence Inventions, including without limitation Inventions in methods of making or using, modifications and/or function of any nucleic acid and/or polypeptide product thereof.

     1.19 "EXCLUDED COSTS" means (a) allocations of previously expensed research and development costs and (b) any and all costs and expenses incurred in defending, settling or otherwise discharging any liability to a third party (including employees) based upon acts or omissions that are tortious, in breach of contract, in violation of applicable law or in violation of obligations under this Agreement.

     1.20  "EXCLUSIVE FIELD" means * .

     1.21  "FDA" means the United States Food and Drug Administration.

     1.22 "FIRST COMMERCIAL SALE" means, with respect to any particular Licensed Product, the first arms-length sale in any jurisdiction to one or more Third Parties of such Licensed

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    THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
    REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Product following receipt of approval from the applicable regulatory agency in such jurisdiction to market such Licensed Product.

     1.23 "GAAP" means U.S. generally accepted accounting principles, consistently applied.

     1.24 "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department, instrumentality or branch of any of the foregoing.

     1.25 "HYSEQ DISCOVERIES" means, collectively, all novel Hyseq Results and all Hyseq Independent IP.

     1.26 "HYSEQ INDEPENDENT IP" means any Patent Rights or other intellectual property that (a) is based on, or is otherwise developed through use of, any novel Hyseq Results, and/or (b) arises pursuant to the use of Hyseq Research Technology and/or Hyseq Sequence Patent Rights by or on behalf of Hyseq and/or any Subsequent Hyseq Partner outside of the Collaboration.

     1.27 "HYSEQ PATENT RIGHTS" means all Patent Rights now or hereafter (a) owned by Hyseq, (b) controlled by Hyseq or (c) licensed in by Hyseq with the right to sublicense. Hyseq Patent Rights shall include, without limitation, all Hyseq Sequence Patent Rights and all Collaboration Sequence Patent Rights.

     1.28 "HYSEQ PROPRIETARY DATABASE" means Hyseq's proprietary HyGenomics Database, as presently constituted and including any additional data subsequently added thereto.

     1.29 "HYSEQ RESEARCH TECHNOLOGY" means all Hyseq Patent Rights, together with any know-how (whether or not patentable) related thereto, to the extent relevant to the performance by Hyseq of the Research. "Hyseq Research Technology" shall exclude the Hyseq Sequence Patent Rights.

     1.30 "HYSEQ RESTRICTED PRODUCTS" means products based on, incorporating or otherwise made through the use of any Hyseq Discovery and/or the subject matter of any Hyseq Sequence Patent Rights.

     1.31 "HYSEQ RESULTS" means any DNA sequence or other information generated through the use of Hyseq Research Technology and/or Hyseq Sequence Patent Rights by or on behalf of Hyseq and/or any Subsequent Hyseq Partner outside of the Collaboration.

     1.32 "HYSEQ SEQUENCE INVENTIONS" means all Inventions in partial nucleic acid sequences and encoded polypeptides and/or full length coding nucleic acid sequences and encoded polypeptides that are based on, or otherwise made through the use of, information contained in the Hyseq Proprietary Database now or at any time during the Collaboration Term.

     1.33 "HYSEQ SEQUENCE PATENT RIGHTS" means all Patent Rights arising from Hyseq Sequence Inventions.

     1.34 "IND" means an investigational new drug application filed with the FDA under the regulations set forth in 21 CFR Part 312 or any successor regulations.

     1.35  "INVENTIONS" has the meaning set forth in Section 6.1(a).

     1.36 "LICENSED PRODUCTS" means diagnostic, therapeutic and prophylactic products (including without limitation recombinant proteins, antibodies, antisense, ribozymes, small molecules and polynucleotides for gene therapy applications) arising from Chiron Discoveries and/or the subject matter of the Hyseq Sequence Patent Rights and/or the Collaboration Sequence Patent Rights.

     1.37 "NET SALES" shall mean the amount invoiced for Sales of a Licensed Product hereunder, less the following deductions:

          (a) Discounts, returns, allowances (including reasonable bad debt allowances), and wholesaler chargebacks allowed and taken, but in any case only in amounts consistent with reasonable and customary pharmaceutical industry standards;

          (b) Import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties;

          (c) Freight, handling, transportation and insurance prepaid or allowed; and

          (d) Amounts allowed or credited or retroactive price reductions or rebates (including Medicaid rebates).

     Any refund of any of the foregoing amounts (including any reversal of bad debt allowances, whether arising from amounts received in settlement of bad debts or otherwise) previously deducted from Net Sales shall be appropriately credited upon receipt thereof.

     Chiron may, at its option, allocate the above deductions from Sales of Licensed Products based upon accruals estimated reasonably and consistent with Chiron's standard business practices. If Chiron elects to utilize such accruals, actual deductions will be calculated and, if applicable, a "true-up" made, on an annual basis.

     If a Sale of a Licensed Product is to an Affiliate of the seller (or to Novartis, where Chiron is the seller) and such Affiliate (or, where applicable, Novartis) is the end user of such Product, then the "amount invoiced" with respect to such Sale shall, for purposes of calculating "Net Sales," be the greater of (a) the actual amount invoiced, and (b) the amount which the invoiced amount would have been had such Sale of the Licensed Product been to a person at arm's length with the seller.

     If a Licensed Product is sold in combination with another product or products, Net Sales under such circumstances shall be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoice price of the Licensed Product when sold separately, and B is the total invoice price of any other product or products in combination when sold separately.

     1.38 "NOVEL CHIRON RESULTS" means all Chiron Results that were not previously known to Chiron or the public prior to Chiron's receipt thereof pursuant to the Collaboration.

     1.39 "PATENT PROSECUTION COSTS" means Allowable Costs arising out of obtaining and maintaining patent coverage on the applicable Inventions, including but not limited to U.S. and foreign patent preparation, prosecution, issuance, maintenance, opposition, interference and litigation costs, but shall exclude costs and expenses incurred in enforcing any Patent Rights against alleged infringement by third parties.

     1.40 "PATENT RIGHTS" shall mean all inventors' certificates, patent applications and provisional applications throughout the world, including any renewal, division, continuation or continuation-in-part of any of such certificates and applications, and any and all patents issuing thereon, and any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions, foreign counterparts and additions of or to any of said patents.

     1.41 "SALE" means the sale or other disposition, whether by Chiron or any of its licensees, of a Licensed Product to a party that is not an Affiliate of the seller, or to any party that is both an Affiliate of the seller and the end user of the Licensed Product sold.

     1.42 "STOCK PURCHASE AGREEMENT" has the meaning set forth in Recital D above.

     1.43 "SUBSEQUENT COLLABORATION AGREEMENT" means a bona fide collaboration agreement (i.e., one containing provisions comparable to the provisions of this Agreement, but not a naked license) entered into by Hyseq and a Subsequent Hyseq Partner after the date hereof for the purpose of DNA sequencing and gene discovery.

     1.44  "SUBSEQUENT HYSEQ PARTNER" has the meaning set forth in Section 2.9.

     1.45 "THIRD PARTY" means any person or entity other than Chiron, Hyseq or any of their respective Affiliates.

                                    ARTICLE
                                       2
                                 COLLABORATION

     2.1 GENE ANALYSIS. During the Collaboration Term, Hyseq will provide gene analysis ("Gene Analysis") as requested by Chiron on the terms set forth in this
Section 2.1.

          (a) SELECTION AND PROVISION OF LIBRARIES. Chiron will have the right to provide cDNA libraries of its choosing to Hyseq (each a "LIBRARY," and collectively the "LIBRARIES"). Each Library will comply with the Hyseq specifications set forth on Exhibit A hereto (the "SPECIFICATIONS"), or as otherwise mutually agreed.

          (b) PRELIMINARY TESTING. Promptly following receipt of each Library, Hyseq will perform preliminary testing on * clones within the Library to determine whether the Library complies with the Specifications. In the event that such testing determines that any Library does not conform with the Specifications, Hyseq will notify Chiron in writing of such fact as promptly as possible (a "NONCOMPLIANCE NOTICE"). Any Noncompliance Notice shall state the particular respects in which the Library does not comply with the Specifications. If the noncompliance can be corrected by changing Library conditions, Hyseq will do so as promptly as possible. Whether or not the Library complies, Hyseq will provide Chiron with the full results of the preliminary testing (other than Signatures) within thirty (30) days after receipt of the Library.

          (c) SIGNATURE ANALYSIS OF LIBRARIES. * .

          (d)  SEQUENCING BY HYSEQ.* .

          (e) TIMEFRAMES. Hyseq's obligations to perform Gene Analysis in compliance with the timeframes set forth in Sections 2.1(b), (c) and (d) above are subject to the following limitations:

               (i) The timeframes will apply to Libraries provided to Hyseq on or after June 15, 1997. For any Library provided prior to that date, each applicable timeframe will be extended by one day for each day prior to June 15, 1997 that such Library is provided to Hyseq.

               (ii) The timeframes will apply only if the total number of sequencing reactions requested by Chiron does not exceed (A) * through August 31, 1997, and (B) * thereafter. Such number of reactions may be allocated, in any proportions determined by Chiron, between Research under Section 2.1(c) and Research under Section 2.1(d). In the event that any such limitation is exceeded, Hyseq shall use reasonable commercial efforts to complete the excess sequencing as promptly as is practicable.

          (f)  SEQUENCING BY CHIRON. * .

          (g) CAPACITY. During the Collaboration Term, Hyseq will guarantee Chiron sufficient capacity to perform Gene Analysis on * . Hyseq will use commercially

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    THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
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

     reasonable efforts to make available any additional capacity that may be requested by Chiron.

          (h) LIMITATION ON NUMBER OF LIBRARIES. Unless otherwise agreed by Hyseq, Chiron may not * .

          (i) RETURN OF BIOLOGICAL MATERIALS, ETC. Following the completion of Gene Analysis on any Library, Hyseq will, within two (2) weeks after a request from Chiron, return to Chiron all of the Chiron Materials and derivatives therefrom, including copies of all gel files from ABI sequencing runs, all picked clones, the Libraries, glycerol freezes from bacterial cultures and spotted filters used in performing the Research. Hyseq will be allowed to retain a copy of the picked clones for verification purposes. If Chiron does not request the return of such materials, Hyseq will store them and maintain them as Chiron Results pursuant to Section 2.9 for a period of at least two (2) years after expiration of the Collaboration Term.

          (j) ELECTRONIC REPORTS. The Electronic Signature Analysis Reports and Electronic Sequence Reports delivered by Hyseq to Chiron shall contain EST sequences, and shall enable Chiron to correlate * .

     2.2 OTHER RESEARCH. If requested by Chiron, Hyseq will provide for Chiron during the Collaboration Term research work offered by Hyseq from time to time in the ordinary course of its business other than the Gene Analysis (the "OTHER RESEARCH" and, collectively with the Gene Analysis, the "RESEARCH"). The Other Research may include, without limitation, further analysis of Chiron Results.

     2.3 TIME IS OF THE ESSENCE. Hyseq acknowledges that the commercial benefits to Chiron of entering into this Agreement and participating in the Collaboration depend in substantial part on the ability of Hyseq to perform the Research within the applicable timeframes identified in this Agreement and that, accordingly, time is of the essence in the performance of the Research.

     2.4  RESEARCH COMMITTEE.

          (a) JURISDICTION AND COMPOSITION. All decisions regarding the scope and content of the Research to be performed by Hyseq pursuant to the Collaboration shall be conclusively made, subject to the terms of this Agreement, by a committee (the "RESEARCH COMMITTEE") composed of three (3) representatives of Chiron and two (2) representatives of Hyseq. One of the Chiron representatives shall serve as chair of the Research Committee.
     Each party shall select its representatives to the Research Committee, and shall notify the other party in writing of such selections and any subsequent changes thereto.

          (b) ACTIONS. Each representative of Chiron and Hyseq shall have one vote on the Research Committee. Any approval, determination, decision or other action by the

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     Research Committee shall require the affirmative vote of three (3)
     representatives. Representatives of the Research Committee may at any time vote by proxy.

          (c) MEETINGS. The Research Committee shall meet at least once per calendar quarter, such meetings to alternate between Chiron's offices in Emeryville, California and Hyseq's offices in Sunnyvale, California. If approved by a majority of the representatives of the Research Committee, meetings may be held telephonically.

          (d) EXPENSES. Chiron and Hyseq each shall bear all travel, lodging, meals and other costs and expenses associated with the participation of their representatives on the Research Committee.

     2.5  CHIRON MATERIALS.

          (a) OWNERSHIP. Chiron shall solely own all right, title and interest to and in all Chiron Materials.

          (b) USE. Hyseq may use the Chiron Materials only for purposes of performing the Research, and may not take, send or otherwise provide or make available any Chiron Materials to any third party without the prior written approval of Chiron, except to the extent required to enable Hyseq to satisfy its obligations under Section 6.9.

     2.6 HYSEQ PROPRIETARY DATABASE. In performing Research for Chiron pursuant to this Agreement, Hyseq shall utilize, to the extent relevant, all information contained in the Hyseq Proprietary Database now or at any time during the Collaboration Term.

     2.7 PERFORMANCE STANDARDS. Hyseq shall perform the Research requested by Chiron pursuant to this Agreement in a timely and efficient manner, and in accordance with reasonable and customary commercial and scientific standards.

     2.8  RESEARCH FUNDING.

          (a) RESEARCH FUNDING. During each year of the Collaboration Term, Chiron will pay to Hyseq an amount (the "Research Funding") equal to (a) the Allowable Costs reasonably incurred by Hyseq in performing Research requested by Chiron pursuant to this Agreement during such year, plus (b) a margin equal to the Applicable Percentage (as defined below) of such Allowable Cost. Chiron will pay Hyseq * in Research Funding during the first year of the Collaboration Term, and * in each of the second and third years of the Collaboration Term, in each case subject to the performance by Hyseq of the requisite Research in compliance with the terms of this Agreement. In the event that, in any given year, Hyseq performs Research with Chiron that result in Research Funding in excess of the minimum requirement for that year, the excess (a "CARRYFORWARD AMOUNT") may be carried forward and applied against the applicable minimums for subsequent years. In addition, if Chiron elects to extend the Collaboration Term pursuant to Section 9.1, Chiron shall pay Hyseq a minimum of * in Research Funding in each year

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

     of the extension term, which shall be in addition to Research Funding payable to Hyseq based on the Allowable Costs (plus margin at the Applicable Percentage) incurred by Hyseq in performing Research during each such year.

          (b) APPLICABLE PERCENTAGE. The "Applicable Percentage" shall be: (i) for the first year of the Collaboration Term, (A) *, and (B) *; (ii) for the second and third years of the Collaboration Term, (A) *, and (B) *; and
     (iii) if applicable, * for any subsequent years of the Collaboration Term.

     2.9 SEGREGATION OF CHIRON RESULTS. It is understood and agreed that Hyseq contemplates entering into collaborations with other partners outside of the Exclusive Field ("SUBSEQUENT HYSEQ PARTNERS"), and that such other collaborations will involve the performance of Gene Analysis and Other Research for Subsequent Hyseq Partners. It is also understood and agreed that Hyseq presently owns the Hyseq Proprietary Database and intends to expand that database, and that Hyseq may in the future engage, whether independently or in collaboration with third parties, in the research, development and commercialization of products outside of the Exclusive Field based on information contained in the Hyseq Proprietary Database. Notwithstanding the foregoing, Hyseq acknowledges that all Chiron Results are the sole and exclusive property of Chiron, and Hyseq agrees that it will in no event utilize for itself, or directly or indirectly make available to any third party, all or any portion of the Chiron Results, without the express prior written consent of Chiron. Without limiting the generality of the foregoing, Hyseq will not perform point mutation analysis, motif searches, further signature analysis or any other analysis of the Chiron Results, except as requested by Chiron. The provisions of this Section 2.9 do not apply to any Chiron patent applications from and after the publication thereof, or to any actions taken by Hyseq to the extent required to perform its obligations under Section 6.9.

     2.10 RECORDS. Hyseq shall maintain records of the Research performed for Chiron, and the Chiron Results, in sufficient detail and in good scientific manner appropriate for patent and FDA purposes.

     2.11 AVAILABILITY OF EMPLOYEES. Hyseq shall make its employees and consultants engaged in activities relating to this Agreement available, upon reasonable notice during normal business hours, to consult with, and provide customer support to, Chiron on issues related to the Collaboration, but in any case only to the extent reasonably necessary to enable Chiron to obtain the full benefit to it of participating in the Collaboration.

     2.12 COOPERATION. Each party shall provide any assistance reasonably requested by the other in connection with the performance of the Research.

     2.13 LIAISONS. Throughout the Collaboration Term, Chiron and Hyseq shall each designate a person to serve as liaison between the parties through whom communications regarding the Collaboration and the Research to be performed hereunder shall be coordinated. Such person shall initially be Dr. Jaime Escobedo for Chiron and Dr. Radomir Crkvenjakov for

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

Hyseq. The parties may change their respective designees from time to time hereunder by written notice to the other party.

                                    ARTICLE
                                       3
                                 LICENSE GRANTS

     3.1  LICENSES GRANTED TO CHIRON.

          (a) HYSEQ RESEARCH TECHNOLOGY. Hyseq hereby grants to Chiron under the Hyseq Research Technology an exclusive (as to any and all persons and entities, including Hyseq, but subject to the reservation of rights under
     Section 3.1(c)), worldwide, royalty-bearing license, with the right to sublicense, to use any and all Chiron Discoveries to develop, make, have made, use, sell and import Licensed Products directed towards any health care indication within the Exclusive Field (and, to the limited extent permitted under Section 4.4(a), outside of the Exclusive Field).

          (b) SEQUENCE PATENT RIGHTS. Hyseq hereby grants to Chiron under the Hyseq Sequence Patent Rights and the Collaboration Sequence Patent Rights an exclusive (as to any and all persons and entities, including Hyseq, but subject to the reservation of rights under Section 3.1(c)), worldwide, royalty-bearing license, with the right to sublicense, to develop, make, have made, use, sell and import Licensed Products directed towards any health care indication within the Exclusive Field (and, to the limited extent permitted under Section 4.4(a), outside of the Exclusive Field).

          (c) RESERVATION OF RIGHTS. Hyseq reserves from the licenses granted under Sections 3.1(a) and 3.1(b) above the right to practice itself (either alone or in collaboration with third parties), and to enable third parties to practice, the applicable Hyseq Research Technology, Hyseq Sequence Patent Rights and/or Collaboration Sequence Patent Rights within the Exclusive Field, but only to the extent necessary to enable Hyseq or such third party to commercialize Hyseq Restricted Products within the Exclusive Field as permitted under Section 4.4(b) below.

          (d) SUBLICENSEES. All limitations on the rights of Chiron under this Agreement shall apply equally to any Chiron sublicensee(s).

     3.2 RIGHTS IN BANKRUPTCY. The rights granted to Chiron by Hyseq pursuant to Section 3.1 constitute "INTELLECTUAL PROPERTY" within the meaning of Sections 101 and 365(n) of the United States Bankruptcy Code.

     3.3  INDEPENDENT IP.

          (a) CHIRON INDEPENDENT IP. Hyseq acknowledges that (a) Chiron may develop or acquire Chiron Independent IP, (b) although Chiron has agreed, pursuant to Section 4.2 and subject to the limited exception in Section 4.4(a), not to commercialize

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

     any Chiron Independent IP outside of the Exclusive Field, such Chiron Independent IP may have utility outside of the Exclusive Field, and (c) Hyseq has no rights through Chiron in any Chiron Independent IP.

          (b) HYSEQ INDEPENDENT IP. Chiron acknowledges that (a) Hyseq, individually or together with Subsequent Hyseq Partners, may develop or acquire Hyseq Independent IP, (b) such Hyseq Independent IP may have utility within the Exclusive Field, and (c) except for the Hyseq Sequence Patent Rights, Hyseq Independent IP is not subject to the licenses granted in Section 3.1.

     3.4 EXPANSION OF EXCLUSIVE FIELD. Chiron shall have the right of first negotiation to expand the Exclusive Field to include *. Either party shall have the right to trigger the right of first negotiation by delivery of written notice to the other party. For a period of ninety (90) days after receipt of such written notice, the parties shall negotiate exclusively and in good faith to agree on terms for such expansion of the Exclusive Field. If the parties have not agreed on terms at the end of such ninety (90) day period, Hyseq shall submit a final written offer to Chiron. If Chiron does not accept Hyseq's final offer within five (5) days after receipt thereof, Hyseq may enter an agreement with a third party regarding * outside of the Exclusive Field; provided, however, that the terms of that agreement may be no less favorable to Hyseq than those offered to Chiron in Hyseq's final offer, and provided further, that if Hyseq has not entered into such an agreement within one hundred eighty (180) days after submitting its final offer to Chiron, it may not do so without again complying with this Section 3.4.

                                    ARTICLE
                                       4
                          EXCLUSIVE COMMERCIALIZATION

     4.1 INTENT OF PARTIES. It is the intent of Chiron and Hyseq that, except in each case as expressly permitted under this Article IV, (a) Chiron and its licensees shall be entitled to commercialize Licensed Products on an exclusive basis, but only within the Exclusive Field, and (b) Hyseq shall be entitled to practice, directly or indirectly, the Collaboration Sequence Patent Rights outside of the Exclusive Field only in certain limited circumstances specified in Section 4.3(c). Hyseq acknowledges that the ability to obtain exclusivity within the Exclusive Field is of critical importance to Chiron, and Chiron acknowledges that the ability to maintain the option to offer Subsequent Hyseq Partners exclusivity in fields outside of the Exclusive Field is of critical importance to Hyseq. Both parties acknowledge that the restrictions contained in this Article IV are reasonable in light of their respective business objectives and of the respective benefits to each of them of the transactions contemplated by this Agreement.

     4.2 COVENANT OF CHIRON. In order to give effect to the intent of the parties specified in Section 4.1, Chiron agrees that it will not commercialize, directly or indirectly, whether alone or in collaboration with third parties (including without limitation by licensing any third party to commercialize), any Licensed Products outside of the Exclusive Field, except (a) to the limited extent provided in Section 4.4(a) below, (b) for indications where Hyseq has not previously granted exclusive rights to a Subsequent Hyseq Partner, with the prior written consent of Hyseq,

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

and (c) for indications where Hyseq has previously granted exclusive rights to a Subsequent Hyseq Partner, with the prior written consent of such Subsequent Hyseq Partner.

     4.3 COVENANTS OF HYSEQ. In order to give effect to the intent of the parties specified in Section 4.1, Hyseq agrees as follows:

          (a) RESTRICTIONS ON CERTAIN GENE ANALYSIS. Hyseq will not directly or indirectly engage in, whether alone or in collaboration with third parties, and will not license any third party under any Hyseq Patent Rights to engage in, Gene Analysis of the type referred to in Section 2.1(c) for purposes of developing and/or commercializing any diagnostic, therapeutic or prophylactic products within the Exclusive Field, except (i) to the limited extent provided in Section 4.4(b) below, or (ii) with the prior written consent of Chiron.

          (b) RESTRICTIONS ON PRACTICE OF COLLABORATION SEQUENCE PATENT RIGHTS. Hyseq will not practice, directly or indirectly, whether alone or in collaboration with third parties (including without limitation by licensing any third party to practice), any of the Collaboration Sequence Patent Rights outside of the Exclusive Field, except (i) to the limited extent provided in Section 4.3(c) below, or (ii) with the prior written consent of Chiron.

          (c) LICENSES TO CHIRON; RIGHT OF FIRST NEGOTIATION.

               (i)  *.

               (ii)  *.

     4.4  IND EXCEPTIONS.

          (a)  EXCEPTION FOR CHIRON.  *.

          (b)  EXCEPTION FOR HYSEQ.  *.

     4.5  MISCELLANEOUS PROVISIONS.

          (a) ENFORCEMENT. It is the understanding of the parties that the provisions of this Article IV are necessary to protect their respective rights in connection with the transactions contemplated by this Agreement and the potential subsequent agreements between Hyseq and Subsequent Hyseq Partners. It is the intention of Chiron and Hyseq that these covenants be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants.

          (b) EQUITABLE RELIEF. Chiron and Hyseq each acknowledge that any material violation of the provisions of this Article IV may cause irreparable harm to the other party

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    THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
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

     and that damages are not an adequate remedy. Chiron and Hyseq each therefore agree that the other party shall be entitled to an injunction by a court of competent jurisdiction, enjoining, prohibiting and restraining the continuance of any such violation, in addition to any monetary damages that might occur by reason of the violation of the provisions of this
     Article IV. The remedies provided in this Section 4.5(b) are cumulative and shall not exclude any other remedies to which any party to this Agreement may be entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by any other party to this Agreement being hereby waived).

          (c) SEVERABILITY.  The covenants and agreements set forth in this
     Article IV shall be deemed and shall be construed as separate and independent covenants and agreements, and, should any part or provision of such covenants and agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void or unenforceable; and this Article IV shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

                                    ARTICLE
                                       5
                       PAYMENTS, REPORTING, AUDIT RIGHTS

     5.1  UP FRONT LICENSE FEE.  In consideration of the licenses granted in
Section 3.1 above, Chiron shall pay Hyseq an up front license fee of * upon execution of this Agreement.

     5.2 MILESTONE PAYMENTS. Chiron shall make milestone payments to Hyseq with respect to each Licensed Product, upon the occurrence of following events and in the following amounts:

          (a) DIAGNOSTIC LICENSED PRODUCTS. The milestone payments for each diagnostic Licensed Product shall be as follows:

               (i) * upon submission of an application to the FDA or equivalent regulatory agency in any jurisdiction, which application, if approved, would confer authority to market the applicable diagnostic Licensed Product in the applicable jurisdiction; and

               (ii) * upon the First Commercial Sale of the applicable diagnostic Licensed Product.

          (b) OTHER LICENSED PRODUCTS. The milestone payments for each non-diagnostic Licensed Product shall be as follows:

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    THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
    REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               (i) * upon submission of the first IND or equivalent to the FDA or equivalent regulatory agency in any jurisdiction with respect to the applicable non-diagnostic Licensed Product;

               (ii) * upon submission of the first NDA or equivalent to the FDA or equivalent regulatory agency in any jurisdiction with respect to the applicable non-diagnostic Licensed Product; and

               (iii) * upon the First Commercial Sale of the applicable non-diagnostic Licensed Product.

     5.3 MILESTONE PAYMENT METHODOLOGY. Each of the foregoing milestone payments shall be payable separately with respect to each applicable Licensed Product, but shall be payable only once per applicable Licensed Product. For purposes of Section 5.2, any products that are based on or incorporate the same Chiron Discovery, Hyseq Sequence Patent Rights and/or Collaboration Sequence Patent Rights, as applicable, shall constitute the same Licensed Product (e.g., without regard to whether such products target different indications, have different formulations, are delivered using different delivery technologies, etc.).

     5.4  ROYALTIES.

          (a) OBLIGATION TO PAY ROYALTIES. Chiron shall pay Hyseq royalties on Net Sales of Licensed Products made in any jurisdictions where the manufacture, use or sale of such Licensed Product is, at the time of Sale, covered by a valid and enforceable claim of (i) a Chiron Patent Right directed to (A) a Collaboration Invention or (B) an Invention included within the Chiron Independent IP, or (ii) a Hyseq Sequence Patent Right and/or a Collaboration Sequence Patent Right. In addition to the foregoing, with respect to diagnostic Licensed Products only, the Patent Rights in a pending patent application shall be deemed to be valid and enforceable, and royalties shall be payable with respect to diagnostic Licensed Products covered thereby, for a period beginning on the filing of any such patent application and ending on the earlier of (x) two (2) years after such filing and (y) the occurrence of any event that makes it apparent that claims of the type requiring the payment of royalties under this Section 5.4(a) will not issue on any such patent applications.

          (b)  ROYALTY RATES.  *.

     5.5  *

     5.6  REPORTS.

          (a) NET SALES REPORTS. Within sixty (60) days after the end of each fiscal quarter following the First Commercial Sale of any Licensed Product, Chiron shall provide Hyseq with a written report (a "Sales Report") setting forth (i) gross Sales of the applicable Licensed Product made during such quarter, (ii) the deductions taken from

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

     gross Sales to arrive at Net Sales, and (iii) Net Sales of the applicable Licensed Product made during such quarter. Each Sales Report shall include reasonable supporting documentation.

          (b) RESEARCH FUNDING REPORTS. Within thirty (30) days after the end of each month during the Collaboration Term, Hyseq shall provide Chiron with a written report (an "Research Funding Report") setting forth the Allowable Costs accrued during such month in connection with the performance of Research. Each Research Funding Report shall include reasonable supporting documentation. Hyseq shall use diligent, good faith efforts to ensure the accuracy of Research Funding Reports; provided, however, that failure to include any Allowable Cost accrued during a particular month in the Research Funding Report for such month shall not prejudice Hyseq's ability to include such Allowable Cost in a subsequent Research Funding Report given within the same Chiron fiscal year.

     5.7  PAYMENT TERMS.

          (a) ROYALTY PAYMENTS. Royalties payable under Section 5.4 above shall be due and payable to Hyseq within sixty (60) days after the end of the fiscal quarter in which Chiron invoices a customer for the Sale of the applicable Licensed Product.

          (b) RESEARCH FUNDING. Chiron will make Research Funding payments within thirty (30) days after receipt of each applicable Research Funding Report.

     5.8  ACCOUNTING AND AUDITS.

          (a) ROYALTIES. Chiron shall keep and maintain proper and complete records and books of account documenting gross Sales of Licensed Products, deductions taken therefrom to arrive at Net Sales of Licensed Products, and Net Sales of Licensed Products. Chiron shall permit an independent public accountant designated by Hyseq, except one to which Chiron shall have reasonable objection, to have access, at Hyseq's own expense (except as to the fees and expenses of the designated accountants, which shall be borne as provided below) no more than once in each calendar year during the License Term and twice during the three (3) calendar years following the License Term, during regular business hours and upon reasonable notice, to its records and books for the sole purpose of determining the appropriateness of any royalty payments made by Chiron to Hyseq hereunder. If such examination results in a final determination that royalties have been overstated or understated, the applicable amount shall be refunded or paid promptly. The fees and expenses of such accountant shall be paid by Hyseq, unless the audit results in a final determination that royalty payments have been understated by more than ten percent (10%) for the period examined, in which case Chiron shall pay the fees and expenses of such accountant. If Chiron disputes the findings of Hyseq's accountants, such dispute shall be resolved pursuant to Article X hereof. All Chiron information obtained by, or provided to, Hyseq and/or its accountants pursuant to this Section 5.8 shall be subject to the confidentiality provisions of Article VII hereof.

          (b) RESEARCH FUNDING. Hyseq shall keep and maintain proper and complete records and books of account documenting Allowable Costs incurred in performing Research for Chiron. Hyseq shall permit an independent public accountant designated by Chiron, except one to which Hyseq shall have reasonable objection, to have access, at Chiron's own expense (except as to the fees and expenses of the designated accountants, which shall be borne as provided below) no more than once in each calendar year during the Collaboration Term and twice during the three (3) calendar years following the Collaboration Term, during regular business hours and upon reasonable notice, to its records and books for the sole purpose of determining the appropriateness of Allowable Costs charged to Chiron hereunder. If such examination results in a final determination that Allowable Costs have been overstated or understated, the applicable amount shall be refunded or paid promptly. The fees and expenses of such accountant shall be paid by Chiron, unless the audit results in a final determination that Allowable Costs have been overstated by more than ten percent (10%) for the period examined, in which case Hyseq shall pay the fees and expenses of such accountant. If Hyseq disputes the findings of Chiron's accountants, such dispute shall be resolved pursuant to Article X hereof. All Hyseq information obtained by, or provided to, Chiron and/or its accountants pursuant to this Section 5.8 shall be subject to the confidentiality provisions of Article VII hereof.

     5.9 TAXES. Each party shall pay any and all taxes levied on account of royalties or other payments it receives under this Agreement. If Applicable Laws require that taxes be withheld, the paying party shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) send proof of payment to the receiving party within forty-five (45) days following that payment.

     5.10 CURRENCY; CONVERSION. All payments made under this Agreement shall be in U.S. dollars. With respect to any royalty payment based on Net Sales of Licensed Products made in a currency other than U.S. dollars, Chiron shall convert such currency to U.S. dollars in accordance with the foreign currency conversion procedures, as in effect from time to time, then used by it in the ordinary course of its business.

     5.11 BANK ACCOUNTS. All payments by Chiron to Hyseq hereunder shall be made by wire transfer to such bank account as may be designated in writing from time to time by Hyseq.

     5.12  *

                                    ARTICLE
                                       6
                          INVENTIONS AND PATENT RIGHTS

     6.1  DISCLOSURE AND OWNERSHIP OF INVENTIONS.

          (a) INVENTION DISCLOSURES. Chiron and Hyseq acknowledge that the conduct of the Collaboration may result in patentable inventions ("INVENTIONS"). Promptly

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

     following any development in the course of the Collaboration that could reasonably be expected to give rise to an Invention, the party making such development shall provide the other party with notice and a full written description of such development (an "INVENTION DISCLOSURE"). The party providing an Invention Disclosure shall also provide the other party any additional information reasonably requested by the other party with respect thereto.

          (b) CHIRON INVENTIONS. Chiron shall solely own all right, title and interest to and in all Inventions arising from the Collaboration that relate primarily to any Chiron Materials and/or any Chiron Results, but excluding Hyseq Sequence Inventions and Collaboration Sequence Inventions ("CHIRON INVENTIONS"). Chiron Inventions shall include, without limitation, any such Inventions further downstream of Hyseq Sequence Inventions and Collaboration Sequence Inventions, including without limitation Inventions in methods of making or using, modifications and/or function of any nucleic acid or polypeptide product thereof. Hyseq shall have no right, title or interest to or in any Chiron Inventions except (A) during the Collaboration Term for purposes of carrying out the Collaboration, and (B) for the right to receive milestone payments and royalties pursuant to Article V. Hyseq agrees to assign any Patent Rights in Chiron Inventions, but excluding Patent Rights in Hyseq Sequence Inventions and Collaboration Sequence Inventions, to Chiron.

          (c) HYSEQ INVENTIONS. Hyseq shall solely own all right, title and interest to and in all Hyseq Sequence Inventions and Collaboration Sequence Inventions, and in all Inventions that relate primarily to Hyseq Research Technology (collectively, "HYSEQ INVENTIONS"). Chiron shall have no right, title or interest to or in any Hyseq Inventions except (A) during the Collaboration Term for purposes of carrying out the Collaboration, and (B) for the license rights pursuant to Section 3.1 and any potential future license rights pursuant to Section 4.3. Chiron agrees to assign any Patent Rights in Hyseq Inventions to Hyseq, subject to the terms of Section 6.8 below.

          (d) ASSIGNMENT OF INVENTIONS. In the event that, despite the provisions of Sections 6.1(b) and 6.1(c) above, Chiron obtains rights in any Hyseq Invention or Hyseq obtains any rights in any Chiron Invention (except for any such rights to which the parties are entitled as specified in Sections 6.1(b) and 6.1(c)), the party obtaining such rights agrees to assign all such rights to the other party. Each party will execute any documents reasonably requested by the other party in order to fully implement the provisions of this Section 6.1(d).

          (e) EMPLOYEE ASSIGNMENTS. Neither Chiron nor Hyseq will permit any employees or independent contractors to perform work pursuant to the Collaboration unless such person is contractually obligated to assign his or her interest in any Inventions to Chiron or Hyseq, as applicable.

     6.2  PROSECUTION AND MAINTENANCE OF COLLABORATION SEQUENCE PATENT RIGHTS.

          (a) CONTROL. Chiron shall control filing, prosecution, maintenance and defense of all Collaboration Sequence Patent Rights. Chiron shall provide Hyseq with copies of all patent applications within thirty (30) days after filing and shall also provide Hyseq copies of all material documents relating to prosecution of all such patent applications in a timely manner. Chiron shall notify Hyseq in writing thirty (30) days before abandoning any Collaboration Sequence Patent Rights or before not taking a required action such as foreign filing. In such event, Hyseq shall have the right to assume control of the prosecution, maintenance and defense of the applicable Collaboration Sequence Patent Rights, at Hyseq's sole expense, after which time Chiron will have no license or other rights therein. Chiron shall undertake the above actions in the name of Hyseq. Hyseq shall execute any and all documents, and take any and all actions, required to enable Chiron to undertake such actions.

          (b) COSTS. Chiron shall bear all Patent Prosecution Costs incurred pursuant to Section 6.2(a), except that any such costs incurred after any assumption of prosecution by Hyseq.

     6.3 PROSECUTION AND MAINTENANCE OF OTHER HYSEQ PATENT RIGHTS. All decisions regarding filing, prosecution, maintenance and defense of Hyseq Patent Rights other than Collaboration Sequence Patent Rights shall be made by Hyseq in its sole discretion shall be implemented by Hyseq at its sole cost and expense. Hyseq shall provide Chiron with copies of all patent applications included within the Hyseq Sequence Patent Rights that are reasonably related to the Exclusive Field within thirty (30) days after filing and shall also provide Chiron copies of all material documents relating to prosecution of all such patent applications in a timely manner. Hyseq shall notify Chiron in writing thirty (30) days before abandoning any Hyseq Sequence Patent Rights that are reasonably related to the Exclusive Field, or before not taking a required action such as foreign filing. In such event, Chiron shall have the right to assume control of the prosecution, maintenance and defense of the applicable Hyseq Sequence Patent Rights, at Chiron's sole expense, after which time Hyseq will assign such Hyseq Sequence Patent Rights to Chiron.

     6.4 PROSECUTION AND MAINTENANCE OF CHIRON PATENT RIGHTS. All decisions regarding filing, prosecution, maintenance and defense of Chiron Patent Rights shall be made by Chiron in its sole discretion shall be implemented by Chiron at its sole cost and expense.

     6.5  ENFORCEMENT OF SEQUENCE PATENT RIGHTS.

          (a) ALLEGED INFRINGEMENT AFFECTING LICENSED PRODUCTS. Chiron shall have the sole right, at its own expense, to take whatever action it deems appropriate in its own name or, if required by law, in the name of Hyseq, to enforce any Hyseq Sequence Patent Rights and Collaboration Sequence Patent Rights against any alleged infringement that affects Licensed Products. All monies recovered upon the final judgment or settlement of any such suit shall be retained by Chiron. Chiron shall keep Hyseq reasonably apprised of the status of any such enforcement action.

          (b) ALLEGED INFRINGEMENT NOT AFFECTING LICENSED PRODUCTS. Hyseq shall have the sole right, at its own expense, to take whatever action it deems appropriate to enforce any Hyseq Sequence Patent Rights against any alleged infringement that does not affect Licensed Products. All monies recovered upon the final judgment or settlement of any such suit shall be retained by Hyseq. Hyseq shall keep Chiron reasonably apprised of the status of any such enforcement action.

          (c) COOPERATION. Each party shall furnish all cooperation reasonably requested by the other party in connection with the enforcement of Hyseq Sequence Patent Rights and Collaboration Sequence Patent Rights.

     6.6 ENFORCEMENT OF OTHER HYSEQ PATENT RIGHTS. All decisions regarding enforcement of Hyseq Patent Rights other than Hyseq Sequence Patent Rights and Collaboration Sequence Patent Rights shall be made by Hyseq in its sole discretion shall be implemented by Hyseq at its sole cost and expense.

     6.7 ENFORCEMENT OF CHIRON PATENT RIGHTS. All decisions regarding enforcement of Chiron Patent Rights shall be made by Chiron in its sole discretion shall be implemented by Chiron at its sole cost and expense.

     6.8 OPTION FOR ASSIGNMENT OF CERTAIN SEQUENCE PATENT RIGHTS. From and after the time that Chiron has filed a patent application arising from Inventions in methods of making or using, modifications and/or function of any nucleic acid and/or polypeptide product thereof, Chiron shall have the option, exercisable by written notice to Hyseq, to require Hyseq to assign to Chiron all Collaboration Sequence Patent Rights in any full length coding nucleic acid sequences and encoded polypeptides specifically identified in such patent application. In such event, Chiron and Hyseq will agree upon and execute a suitable assignment document that preserves, but does not increase, the respective rights and obligations of Hyseq, Chiron and any Subsequent Hyseq Partners in the particular Collaboration Sequence Patent Rights being assigned (the "ASSIGNED PATENT RIGHTS"). Such assignment document will include, without limitation, provisions prohibiting Chiron from commercializing the Assigned Patent Rights outside of the Exclusive Field (except as expressly permitted under Article IV).

     6.9 COOPERATION. Each party shall provide any assistance reasonably requested by the other to determine priority of Inventions arising from the Collaboration. In addition, at any time that Chiron files a patent application included within the Collaboration Sequence Patent Rights, Hyseq will notify Chiron whether any other patent application owned by Hyseq discloses one or more sequences disclosed in said Chiron patent application. Hyseq will also notify Chiron if any subsequent patent application owned by Hyseq discloses one or more sequences disclosed in said Chiron patent application.

                                    ARTICLE
                                       7
                                CONFIDENTIALITY

     7.1 CONFIDENTIAL INFORMATION. Pursuant to the transactions contemplated by this Agreement, the parties may provide to one another Invention Disclosures, confidential information, including but not limited to each party's proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, "CONFIDENTIAL INFORMATION" of a party means any such confidential information disclosed by such party to the other party (i) in written form marked "confidential," (ii) in oral form if summarized in a writing marked "confidential" delivered to the receiving party within thirty (30) days after the oral disclosure, or (iii) if further disclosure of such information could reasonably be expected to result in competitive harm to the providing party.

     7.2 CONFIDENTIALITY AND NON-USE. The recipient shall maintain the providing party's Confidential Information in confidence, except if and to the extent that such disclosure is required by Applicable Law and provided that the providing party has received written notice reasonably far in advance of the proposed disclosure. The recipient shall use the providing party's Confidential Information solely to exercise its rights and perform its obligations under this Agreement, unless otherwise mutually agreed in writing. Upon request by the providing party, the recipient shall return all tangible materials comprising Confidential Information of the providing party and return or destroy any notes, copies, summaries or extracts of the providing party's Confidential Information.

     7.3  EXCLUSIONS.  Confidential Information shall not include information:
(i) is shown by contemporaneous documentation of the recipient to have been in its possession prior to receipt from the providing party; (ii) is or becomes, through no fault of the recipient, publicly known; (iii) is furnished to the recipient by a third party without breach of a duty to the disclosing party; or
(iv) is independently developed by the recipient without use of the providing party's Confidential Information. The receiving party will have the burden of proving the availability of any of the above exemptions.

     7.4 TERMINATION. All obligations of confidentiality and non-use imposed under this Article VII shall expire five (5) years following termination of this Agreement.

                                    ARTICLE
                                       8
                                INDEMNIFICATION

     8.1 INDEMNIFICATION BY HYSEQ. Hyseq shall indemnify and hold Chiron and its Affiliates, and their respective directors, officers, employees and agents, harmless against all claims, damages, liabilities, losses, costs and expenses (collectively, "CLAIMS") if and to the extent arising from (a) the breach by Hyseq of any of its representations, warranties and covenants hereunder; and (b) any negligent or willful acts or omissions of Hyseq or its employees or agents in connection with the performance of any tasks to be performed by Hyseq under this Agreement, except in each case to the extent any such Claim is subject to indemnification by Chiron pursuant to Section 8.2 below. Indirect or consequential losses or damages are expressly excluded.

     8.2 INDEMNIFICATION BY CHIRON. Chiron shall indemnify and hold Hyseq and its Affiliates, and their respective directors, officers, employees and agents, harmless against all Claims if and to the extent arising from (a) the breach by Chiron of any of its representations, warranties and covenants hereunder; and
(b) any negligent or willful acts or omissions of Chiron or its employees or agents in connection with the performance of any tasks to be performed by Chiron under this Agreement, except in each case to the extent any such Claim is subject to indemnification by Hyseq pursuant to Section 8.1 above. Indirect or consequential losses or damages are expressly excluded.

     8.3 PROCEDURE. The indemnified party shall give prompt written notice to the indemnifying party of any suits, claims or demands which may give rise to any loss for which indemnification may be required under this Article VIII; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such suit, claim or demand, the party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. The indemnifying party shall not settle or dispose of any such matter in any manner which would adversely impact the rights or interests of the indemnified party without the prior written consent of the indemnified party, which shall not be unreasonably delayed or withheld.

                                    ARTICLE
                                       9
                              TERM AND TERMINATION

     9.1 COLLABORATION TERM. The term of Collaboration (the "COLLABORATION TERM") shall begin on the date hereof and terminate three (3) years hereafter, unless sooner terminated pursuant to Section 9.4 or Section 9.5 below. In addition, Chiron shall have the option, exercisable by written notice to Hyseq, to extend the Collaboration Term for up to two (2) additional periods of two (2) years each.

     9.2 LICENSE TERM. The term of the licenses granted in Article III hereof (the "LICENSE TERM") shall begin on the date hereof and shall expire on the later of (a) the expiration of the last Patent Right covered by any such license, or (b) fifteen (15) years after the First Commercial Sale of a Licensed Product hereunder, unless sooner terminated pursuant to Section 9.4 below.

     9.3 EARLY TERMINATION OF AGREEMENT. This Agreement may be terminated as follows:

          (a) by mutual written agreement of Chiron and Hyseq, effective as of the time specified in such written agreement; or

          (b)  by either party,

               (i) in the event of a Bankruptcy Event of the other party, effective immediately upon the occurrence of such Bankruptcy Event; or

               (ii) upon any material breach of this Agreement by the other party; provided, however, that the party alleging such breach must first give the other party written notice thereof, which notice must state that nature of the breach in reasonable detail and that the party giving such notice views such alleged breach as a basis for terminating this Agreement under this Section 9.3(b)(ii) and the party receiving such notice must have failed to cure such alleged breach within sixty (60) days after receipt of such notice; or

     9.4  EARLY TERMINATION OF COLLABORATION.

          (a)  RIGHT TO TERMINATE.  * .

          (b)  TERMINATION FEE.  * .

     9.5 SURVIVAL OF OBLIGATIONS. The provisions of Sections 2.5, 2.9, 4.3(b), 5.8, 5.9, 5.10, 5.11, 9.5, 9.6 and 9.7 and Articles VI, VII, VIII, X, XI and XX
shall survive any termination of this Agreement. Chiron's obligations to make payments under Article V for amounts accrued as of the effective date of termination and with the statements specified in Section 5.6(a) shall also survive any such termination. In addition, all provisions of this Agreement, insofar as they relate to Licensed Products that are being sold commercially upon termination of this Agreement, shall survive for as long as Licensed Products continue to be sold commercially in any jurisdiction.

     9.6 CONTINUING LIABILITY. Termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder or which may arise out of or in connection with such termination.

     9.7 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party shall return to the other all Confidential Information of such other party that remains in its possession, except that each party shall be entitled to retain one (1) copy of any such information for archival purposes.

                                    ARTICLE

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                       10
                     ALTERNATIVE DISPUTE RESOLUTION ("ADR")

     10.1 EXCLUSIVE DISPUTE RESOLUTION MECHANISM. The parties agree the procedures set forth in this Article X shall be the exclusive mechanism for resolving any bona fide disputes that arise from time to time pursuant to this Agreement relating to any party's rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the parties.

     10.2 EXECUTIVE MEDIATION. Any such dispute must first be submitted to the officers designated below or their successors, for attempted resolution by good faith negotiations for a period of at least thirty (30) days. Said designated officers are as follows:

     For Hyseq - Chief Executive Officer

     For Chiron - President, Chiron Technologies

In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, any party may invoke the provisions below.

     10.3 INITIATION OF ADR. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR REQUEST") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in this Agreement within which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

     10.4 SELECTION OF NEUTRAL. Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved. Within twenty (20) business days following the receipt of the ADR Request a neutral shall be selected by the then-President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of any party or of an Affiliate of either party. Either party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If any party makes such an objection, the then-President of the CPR shall, as soon as possible thereafter, elect another neutral under the same conditions set forth above. This second selection shall be final.

     10.5 HEARING. No later than ninety (90) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render the award as expeditiously thereafter as possible but in no event more than thirty (30) days after the close of hearings. In making the award the neutral shall rule on each disputed issue and shall adopt in whole the proposed ruling of one of the parties on each disputed issue.

     10.6 PROCEDURES. It is the intention of the parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances. The neutral shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issues, he or she may order such additional discovery as he or she deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The hearing shall be held at a location in San Francisco, California selected by the neutral. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall, in rendering his or her decision, apply the substantive law of California without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The decision of the neutral shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

     10.7 PRESENTATIONS. At least thirty (30) days prior to the date set for the hearing, each party shall submit to the other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness's testimony. At least seven (7) days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved and pre-hearing briefs. Such pre-hearing briefs shall not be more than twenty five (25) pages. Not more than seven (7) days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs shall not be more than ten (10) pages.

     10.8 COSTS AND FEES. The neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR. Each party shall pay its own costs (including, without limitation, attorneys' fees) and expenses in connection with such ADR.

     10.9 CONFIDENTIALITY. The ADR proceeding shall be confidential and the neutral shall issue appropriate protective orders to safeguard each party's Confidential Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of the other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

     10.10 AWARD. Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof.

                                    ARTICLE
                                       11

                         REPRESENTATIONS AND WARRANTIES

     11.1 MUTUAL REPRESENTATIONS. Each party hereby represents and warrants to the other as follows:

          (a) DUE ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) DUE AUTHORITY. It has power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.

          (c) NO CONFLICT. The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of, or constitute a default under or a violation of (i) any agreement where such conflict, breach or default would impair in any material respect the ability of such party to perform its obligations hereunder; (ii) the provisions of its charter document or bylaws; or (iii) any Applicable Law, but, with respect to this clause (iii), only where such violation could reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

          (d) BINDING OBLIGATION. This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equitable principles.

          (e) COMPLIANCE WITH LAWS. It shall perform all of its obligations hereunder in compliance with all Applicable Laws the violation of which could reasonably be expected to have a material adverse effect on such party's ability to perform its obligations hereunder.

          (f) NO ACTIONS. There are no actions, suits or proceedings pending or, to its knowledge, threatened against it or its Affiliates which affect its ability to carry out its obligations under this Agreement.

     11.2 ADDITIONAL HYSEQ REPRESENTATION. In addition to the foregoing, Hyseq represents and warrants to Chiron that, to Hyseq's knowledge, the practice of the Hyseq Research Technology as contemplated by this Agreement will not involve any infringement or constitute an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any Third Party.

     11.3 ADDITIONAL CHIRON REPRESENTATION. In addition to the foregoing, Chiron represents and warrants to Hyseq that, to Chiron's knowledge, the use by Hyseq of the Libraries in performing the Research as contemplated by this Agreement will not involve any infringement or constitute an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any Third Party.

     11.4 NO FURTHER REPRESENTATIONS OR WARRANTIES. Except as otherwise expressly provided in this Article XI, neither party makes any representation or warranty of any kind to the other party, either express or implied.

                                    ARTICLE
                                       12
                                 MISCELLANEOUS

     12.1 COMPLIANCE WITH APPLICABLE LAW. Each party shall exercise its respective rights and perform its respective obligations hereunder in compliance with Applicable Law.

     12.2 RELATIONSHIP OF THE PARTIES. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute Chiron and Hyseq as partners or joint venturers or Chiron or Hyseq as an agent of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

     12.3 LIMITATION OF LIABILITY. Neither party shall have any liability to the other party pursuant to this Agreement for any special, indirect or consequential damages, including but not limited to loss of profits, loss of business opportunities or loss of business investment.

     12.4 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or, if given by mail, upon receipt, as follows (or to such other persons and/or addresses as may be specified in writing to the other party hereto):

     If to Hyseq, to:   Hyseq, Inc.
                        Almanor Avenue
                        Sunnyvale, CA  94086
                        Attention:  Chief Executive Officer
                        Facsimile:  (408) 524-8141

     With a copy to:    Sachnoff & Weaver, Ltd.
                        South Wacker Drive, 29th Floor
                        Chicago, IL  60606-7484
                        Attention:  Misty S. Gruber, Esq.
                        Facsimile:  (312) 207-6400

     If to Chiron, to:  Chiron Corporation

                        Horton Street
                        Emeryville, CA  94608
                        Attention:  President, Chiron Technologies
                        Facsimile:  (510) 923-7460

     With a copy to:    Chiron Corporation
                        Horton Street
                        Emeryville, CA  94608
                        Attention:  General Counsel
                        Facsimile:  (510) 654-5360

     12.5 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Chiron, Hyseq, and their respective successors and assigns; provided, however, that neither Chiron nor Hyseq may transfer or assign any of its rights and obligations hereunder without the prior written consent of the other, except that either party may transfer or assign any of its rights and obligations hereunder to an Affiliate or a person that acquires all or substantially all of the business or assets of such party to which this Agreement relates or pursuant to a merger or consolidation. Each party shall notify the other promptly following any such transfer, assignment, merger or consolidation. Any purported assignment in contravention of this
Section 12.5 shall, at the option of the nonassigning party, be null and void and of no effect.

     12.6 AMENDMENTS AND WAIVERS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Chiron or Hyseq therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the party against whom enforcement of such amendment is sought, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the party against whom enforcement of such variance, contradiction or explanation is sought.

     12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

     12.8 ATTORNEYS' FEES. Each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

     12.9 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; provided, however, that nothing herein shall be construed so as to defeat the overall intention of the parties.

     12.10 USE OF NAMES. Neither party shall use the name, trade name or trademark of the other party in connection with this Agreement without the express prior written consent of the other party.

     12.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     12.12 ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement and all exhibits and schedules attached hereto or thereto, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.

     12.13  PUBLICITY.

          (a) TERMS OF AGREEMENT. Neither party shall disclose this Agreement or any of the terms thereof to any Third Party, whether in writing or orally, without the prior written consent of the other party. Notwithstanding the foregoing, either party may make any such disclosure if but only to the extent such disclosure is, on advice of counsel, required by Applicable Law. The disclosing party shall use all commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms thereof notwithstanding any such required disclosure, and will give the other party written notice of such required disclosure, which notice shall, to the extent reasonably practicable, be given a reasonable period of time in advance of such required disclosure. In the event either party is required to file this Agreement with the Securities and Exchange Commission, such party shall apply for confidential treatment of this Agreement to the fullest extent permitted by Applicable Law, shall provide the other party a copy of the confidential treatment request far enough in advance of its filing to give the other party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other party.

          (b) PRESS RELEASES. The parties will issue a joint press release following the execution of this Agreement, the form and substance of which shall be approved by both parties. Any subsequent press releases regarding the transactions contemplated hereby shall be approved in advance by both parties, such approval not to be unreasonably withheld or delayed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              CHIRON CORPORATION., a Delaware corporation

                              By:            *
                                   -------------------
                              Name:          *
                                       ---------------
                              Title:         *
                                      ----------------


                              HYSEQ, INC., a Nevada corporation

                              By:  /s/ Lewis S. Gruber
                                   -------------------
                              Name:    Lewis S. Gruber
                                       ---------------
                              Title:  Chief Executive Officer and President
                                      -------------------------------------

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.